EX-16.2

Ridenour and Associates
ACCOUNTANTS AND CONSULTANTS

3010 Royal Blvd. South
Suite 150
Alpharetta, GA  30022
(678) 356-0559
Tom Ridenour, CPA

Member American Institute of CPAs
Member Georgia Society of CPAs


Februrary  19, 2004

Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, DC 20549

Re: Dicut, Inc.

I am aware of the form 8-K/A of Dicut, Inc. dated Februrary 19,  2004.

I have reviewed this form 8-K/A and agree with its contents.


/s/
Tom Ridenour, CPA